77I N4J9 (ZIF)

LMP Real Estate Income Fund Inc. and Western Asset Zenix Income Fund Inc. Announce Actions to Restructure Leverage with Reductions in Auction Rate Preferred Shares


       New York, NY - May 9, 2008.  LMP Real Estate Income Fund Inc. (NYSE:
RIT) announced today actions that would restructure the Fund-s leverage and provide liquidity to holders of its auction rate preferred shares (-ARPS-) on terms and conditions management and the Board of the Fund believe are in the best interests of both the common and preferred shareholders of the Fund.
       In addition, Western Asset Zenix Income Fund Inc. (NYSE: ZIF) announced today that it will submit to its shareholders a proposal to merge with
Western Asset High Income Fund II Inc. (NYSE: HIX). Although the merger is intended principally to achieve other objectives, it will, if approved by shareholders and consummated, also provide liquidity to ARPS issued by
Western Asset Zenix Income Fund using borrowings under an existing credit facility maintained by Western Asset High Income Fund II.
       These transactions, if consummated, would provide liquidity for the
$130 million of ARPS issued by the Funds, representing approximately 45% of the $287 million in outstanding taxable ARPS issued by taxable closed-end funds managed by Legg Mason Partners Fund Advisor, LLC or Western Asset Management Company.
       RIT Refinancing
	LMP Real Estate Income Fund intends to redeem all of its currently outstanding $95 million in ARPS using borrowings under a new 364-day credit facility to be entered into with a major domestic bank or a combination of borrowings under the credit facility and some sales of portfolio securities. Any sales of portfolio securities would result in a slight reduction in the Fund-s amount of leverage and may occur under adverse market conditions. The ARPS will be redeemed at the required liquidation preference of $25,000 per share plus accrued and unpaid dividends thereon.
	The new credit facility, which was recommended by Fund management and approved by the Fund-s Board of Directors, is expected to lower the current cost of leverage for the Fund . The new financings also allow LMP Real
Estate Income Fund to change its primary method of leverage from ARPS to bank borrowings through the credit facility. Bank borrowings provide the Fund greater flexibility than ARPS to increase or decrease leverage in response to market conditions although regulatory requirements reduce the overall amount of leverage that can be employed using borrowings. It is also possible that the credit facility may become more expensive or unavailable in the future.
On balance, however, it is believed that the potential benefits of the restructured financing will outweigh these risks.
	LMP Real Estate Income Fund is in final negotiations to obtain the credit facility. While management of the Fund expects to reach definitive agreement with the bank to secure this loan shortly, there can be no assurance that the Fund will enter into a definitive credit facility or that the ARPS will be redeemed.
	It is anticipated that LMP Real Estate Income Fund will begin redeeming its ARPS in full beginning late in the second quarter or early in the third
quarter of this year.   Additional information on the redemption will be
issued subsequently via press releases under the Fund-s ticker, which can be accessed at www.leggmason.com/cef.
	ZIF Merger
	Western Asset Zenix Income Fund and Western Asset High Income Fund II Inc. (NYSE: HIX) announced today that Western Asset Zenix Income Fund will merge with Western Asset High Income Fund II. Under the terms of the proposed merger, which is subject to the approval of the common shareholders and ARPS shareholders (voting separately as a class) of Western Asset Zenix Income Fund, shareholders of ARPS issued by Western Asset Zenix Income Fund Inc. will receive the liquidation preference of $25,000 per share plus accrued and unpaid dividends thereon.
	The proposed Merger, which was also recommended by Fund management and approved by the Boards of Directors of Western Asset High Income Fund II and Western Asset Zenix Income Fund, is intended principally to provide common shareholders of Western Asset Zenix Income Fund with greater asset diversification, lower expenses and enhanced market liquidity as part of a larger fund with similar investment objectives and policies, but will also provide liquidity at par for the ARPS shareholders of Western Asset Zenix Income Fund. Shareholders of HIX may also benefit from the increase in assets and potential economies of scale.  All costs of the merger will be borne by Legg Mason Partners Fund Advisor, LLC and not the Funds.
	If approved by shareholders, the merger of Western Asset Zenix Income Fund into Western Asset High Income Fund II is expected to occur by the end of the third quarter of this year. Additional information on the merger is included in a release under Western Asset Zenix Income Fund and Western Asset High Income Fund II.
	Ongoing Efforts
	Management is carefully reviewing refinancing options, consistent with the interests of all shareholders, for the ARPS issued by Western Asset
Premier Bond Fund (NYSE: WEA) that may result in the partial or full redemption of WEA-s outstanding ARPS. In addition, Management is reviewing refinancing options for the ARPS issued by LMP Corporate Loan Fund Inc.
(NYSE: TLI) that, with Board approval and consistent with the interests of all shareholders, may also result in the partial or full redemption of the
ARPS issued by TLI.   Finally, management is also exploring refinancing
options for three Western Asset municipal funds - Western Asset Managed Municipals Fund Inc. (NYSE: MMU), Western Asset Municipal Partners Fund Inc. (NYSE: MNP) and Western Asset Intermediate Muni Fund Inc. (AMEX: SBI). There can, however, be no assurance that a refinancing for any of the foregoing funds will in fact occur.
	Management believes that the turmoil in the ARPS market continues to be a liquidity issue caused by broader economic conditions and continued severe dislocations in the credit markets, and not a credit issue related to the Funds or their portfolios. The Funds continue to pay interest to ARPS shareholders, and continue to be AAA/Aaa-rated by one or more nationally recognized credit agencies.

	Further details regarding the refinancings will be issued via press release and followed shortly thereafter by a conference call explaining the process. Any other ARPS market updates will also be announced via press release.
Contact the Funds at 1-888-777-0102 for additional information, or consult the Funds- web site at www.leggmason.com/cef.

Western Asset High Income Fund II Inc., Western Asset Intermediate Muni Fund Inc., Western Asset Managed Municipals Fund, Western Asset Municipal Partners Fund Inc. and Western Asset Zenix Income Fund Inc. are managed by Legg Mason Partners Fund Advisor, LLC, a wholly owned subsidiary of Legg Mason, Inc., and are sub-advised by Western Asset Management Company, an affiliate of the investment manager. LMP Corporate Loan Fund Inc. and LMP Real Estate Income Fund Inc. are managed by Legg Mason Partners Fund Advisor, LLC and sub-advised by Citigroup Alternative Investments LLC, an indirect wholly-owned subsidiary of Citigroup Inc., and AEW Management and Advisor, L.P., an affiliate of AEW Capital Management, L.P., respectively. Western Asset Premier Bond Fund is managed by Western Asset Management Company, also a subsidiary of Legg Mason, Inc.
In connection with the proposal to merge Western Asset Zenix Income Fund Inc. with and into Western Asset High Income Fund II Inc., Western Asset Zenix Income Fund Inc. intends to file a proxy statement with the Securities and Exchange Commission (-SEC-). Investors and stockholders are advised to read the proxy statement when it becomes available, because it will contain important information. When filed with the SEC, the proxy statement and other documents filed by the Fund will be available for free at the SEC-s website, http://www.sec.gov. Stockholders can also obtain copies of these documents, when available, for free by calling the Fund at 1-888-777-0102.

Western Asset Zenix Income Fund Inc., its directors and executive officers and the Fund-s investment manager and members of its management and employees may be deemed to be participants in the Fund-s solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of the participants in the solicitation will be set forth in Western Asset Zenix Income Fund-s proxy statement and stockholder reports on Form N-CSR, to be filed with the SEC.


THIS PRESS RELEASE IS NOT AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES OF THE FUNDS. THIS PRESS RELEASE MAY CONTAIN STATEMENTS REGARDING PLANS AND EXPECTATIONS FOR THE FUTURE THAT CONSTITUTE FORWARD-LOOKING STATEMENTS WITHIN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACT ARE FORWARD-LOOKING AND CAN BE IDENTIFIED BY THE USE OF WORDS SUCH AS -MAY,- -WILL,- -EXPECT,- -ANTICIPATE,- -ESTIMATE,- -BELIEVE,- -CONTINUE- OR OTHER SIMILAR WORDS. SUCH FORWARD-LOOKING STATEMENTS ARE BASED ON EACH FUND-S CURRENT PLANS AND EXPECTATIONS, AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS. ADDITIONAL INFORMATION CONCERNING SUCH RISKS AND UNCERTAINTIES ARE CONTAINED IN EACH FUND-S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.


Brenda Grandell, Director, Closed-End Funds, Legg Mason & Co., LLC, 212-857-
8087